Exhibit 3.7

OPERATING AGREEMENT

OF

TOPS PT, LLC

A NEW YORK LIMITED LIABILITY COMPANY

January 20, 2010

The undersigned sole member (the “Member”) hereby, and with the filing of articles of organization, forms a limited liability company pursuant to and in accordance with the Limited Liability Company Law of the State of New York, as amended from time to time (the “Act”), and hereby declares the following to be the Operating Agreement of such limited liability company:

1.             Name.  The name of the limited liability company is Tops PT, LLC (the “Company”).

2.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, as amended from time to time, and engaging in any and all activities necessary or incidental to the foregoing.

3.             Principal Place of Business.  The principal place of business of the Company in the State of New York is 6363 Main Street, Williamsville, New York 14221.  The Company may change such place of business or establish any other place of business, as the member may deem advisable.

4.             Registered Agent.  The New York Secretary of State is hereby designated as the registered agent of the Company for service of process on the Company in the State of New York.  The Secretary of State shall mail a copy of any process against the Company served upon him or her to 6363 Main Street, Williamsville, New York 14221.  The Company may change such address, from time to time, as the member may deem advisable.

5.             Member.  The name and business address of the Member is as follows:

Name	Address

Tops Markets, LLC	6363 Main Street
Williamsville, New York 14221

The Member is the sole member of the Company.

6.             Capital Contributions.  The Member agrees to make a capital contribution to the Company (its “Capital Contribution”) in exchange for one hundred (100) of the membership units (the “Units”) of the Company, constituting a 100% membership interest (the “Membership Interest”) in the Company.  Such capital contribution shall consist of the assets described on Schedule A attached hereto.  The Member is not required to make any contribution of property or money to the Company in excess of its Capital Contribution.

7.             Management. The business and affairs of the Company shall be managed by the Member.  The Member shall have the complete discretion, power and authority in the management and control of the business of the Company, shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to carry out the business and purposes of the Company.

8.             Officers.  The Company shall have those officers, and holding those titles and duties, as determined by the Member.

9.             Indemnification.  To the fullest extent permitted by applicable law, the Member, any affiliate of the Member, any officers, directors, shareholders, members, partners or employees of the affiliate of the Member, and any officer, employee or expressly authorized agent of the Company or its affiliates (collectively “Covered Person”), shall be entitled to indemnification from the Company for any loss, damage, claim or liability incurred by such Covered Person by reason of any act or omission performed, or omitted to be performed, or alleged to be performed or omitted to be performed, by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Operating Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage, claim or liability incurred by such Covered Person by reason of his gross negligence, actual fraud or willful misconduct with respect to such acts or omissions.

10.           Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of the following:  (a) the written consent of the Member, (b) the bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of the member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under the Act.

11.           Winding Up.  Upon the dissolution and winding up of the Company, the assets shall be distributed as provided for in Section 704 of the Act and upon the completion of the distribution of Company assets, the Company shall be terminated and the person acting as liquidator shall cause the cancellation of the Articles of organization and shall take such other actions as may be necessary or appropriate to terminate the Company.

12.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

13.           Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

14.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the member.  Prior to the admission of any such additional member(s) of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one Member.

15.           Limited Liability.  The Member shall not have any liability for the obligations of the Company except to the extent required by the Act.

16.           Amendment.  This Agreement may be amended only in a writing signed by the Member.

17.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the rules of conflict of laws thereof.

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IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement as of the say and year first aforesaid.

TOPS MARKETS, LLC

By:	/s/ Frank Curci
Name: Frank Curci
Title: Chief Executive Officer

Schedule A

Member Capital Contributions

Member	Capital Contribution	Units	Membership Interest
Tops Markets, LLC	$10.00	100	100%